UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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THE L.S. STARRETT COMPANY

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THE L.S. STARRETT COMPANY

121 Crescent Street

Athol, Massachusetts 01331

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 13, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of The L.S. Starrett Company will be held at the Company’s offices at 121 Crescent Street, Athol, Massachusetts 01331, on Wednesday, October 13, 2004 at 2:00 p.m. for the following purposes:

1.	To elect a class of two directors, each to hold office for a term of three years and until his successor is chosen and qualified.

2.	To consider and act upon any other matter that may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed July 23, 2004 as the record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and to receive notice thereof. The transfer books of the Company will not be closed.

You are requested to execute and return the enclosed proxy, which is solicited by the management of the Company.

STEVEN A. WILCOX, Clerk

Athol, Massachusetts

September 10, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE OR, ALTERNATIVELY, COMPLETE YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED IN THE ENCLOSED INSTRUCTIONS. IF YOU DESIRE TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL BE RETURNED TO YOU.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

THE L.S. STARRETT COMPANY

121 CRESCENT STREET

ATHOL, MASSACHUSETTS 01331

The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about September 10, 2004 in connection with the solicitation by the Board of Directors of The L.S. Starrett Company (the “Company”) of proxies for use at the Annual Meeting of Stockholders to be held at the Company’s offices at 121 Crescent Street, Athol, Massachusetts 01331 on Wednesday, October 13, 2004 at 2:00 p.m., or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

It is the intention of the persons named as proxies to vote shares represented by duly executed proxies for the proposals described in this Proxy Statement unless contrary specification is made. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Clerk of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. A proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof; and if it contains any specifications, it will be voted in accordance therewith. If no choice is specified, proxies will be voted in favor of the proposals described in this Proxy Statement.

Stockholders of record as at the close of business on July 23, 2004 will be entitled to vote at this meeting. On that date, the Company had outstanding and entitled to vote 5,416,984 shares of Class A Common Stock (the “Class A Stock”) and 1,229,806 shares of Class B Stock (the “Class B Stock” and together with the Class A Stock, the “Common Stock”). Each outstanding share of Class A Stock entitles the record holder thereof to one vote and each outstanding share of Class B Stock entitles the record holder thereof to ten votes. The holders of Class A Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining directors to be elected at the meeting. Except for the foregoing and except as provided by law, all actions submitted to a vote of stockholders will be voted on by the holders of Class A and Class B Stock voting together as a single class. The Company’s Board of Directors is divided into three classes with one class to be elected at each annual meeting of stockholders.

I. ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven and designated Ralph G. Lawrence, Antony McLaughlin and Roger U. Wellington, Jr. to serve as Class I Directors; Douglas A. Starrett and Robert L. Montgomery, Jr. to serve as Class II Directors; and Richard B. Kennedy and Terry A. Piper to serve as Class III Directors; and, in the case of each director, until his successor is chosen and qualified.

It is the intention of the persons named in the proxy to vote for the election of the two persons named below as Class III Directors, each to hold office for a term of three years and until his successor is chosen and qualified.

The names and ages of the nominees for directors proposed by the management, their principal occupation, the significant business directorships they hold, and the years in which they first became directors of the Company are as follows:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since

CLASS III — Director to be elected by Class A Stockholders:
Richard B. Kennedy (61)	Since 2002, Associate Principal and Market Strategy Consultant, Frank Lynn & Associates, Chicago, Illinois. From 2000 to 2001, Executive Vice President and Director of GlobalBA.com, a start-up serving the chemical industry. Until 1999, Vice President Marketing, Saint-Gobain Abrasives, Worcester, Massachusetts, a producer of abrasives products.	1996

CLASS III — Director to be elected by Class A and Class B Stockholders:
Terry A. Piper (59)	Chairman, President and Chief Executive Officer of Precision Steel Warehouse, Inc., Franklin Park, Illinois, a wholesale steel service center.	2003

The following table sets forth the names and ages of the Class I and Class II Directors, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the years that their current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires
Ralph G. Lawrence (61)	Until retirement in 2003, President and Chief Operating Officer, Hyde Manufacturing Company, a producer of hand tools and specialty machine blades.	2003	2005

Antony McLaughlin (75)	President, Starrett Industria e Comercio Ltda. (Brazil), a wholly-owned subsidiary of the Company.	2002	2005

Roger U. Wellington, Jr. (63)	Vice President, Treasurer and Chief Financial Officer of the Company.	1987	2005

Robert L. Montgomery, Jr. (66)	Until retirement in 2004, Executive Vice President, Chief Financial Officer and director of Columbus McKinnon Corporation, Amherst, New York, a public company and a designer and manufacturer of material handling products, systems and services. Since 2004, director, High Voltage Engineering Corporation, a designer and manufacturer of applications-engineered products.	2004	2006

Douglas A. Starrett (52)	Since September 2001, President and Chief Executive Officer of the Company; prior to September 2001, President of the Company.	1984	2006

Mr. Piper was elected to the Board of Directors on December 3, 2003 to fill the vacancy created by the retirement from the Board in December 2003 of George B. Webber, a director since 1962. Mr. Montgomery was elected to the Board of Directors on May 28, 2004 to fill the vacancy created when William S. Hurley, a director since 1993, resigned from the Board in May 2004.

Mr. McLaughlin’s total compensation from the Company for fiscal 2004 was approximately $144,000. Within the last five years, Mr. Kennedy served as the executive vice president and a director of GlobalBA.com. When GlobalBA.com was not able to secure a second round of financing, it made an assignment for the benefit of its creditors.

The Board of Directors has determined that Messrs. Kennedy, Lawrence, Montgomery and Piper are “independent” directors, as defined by the applicable New York Stock Exchange rules.

GENERAL INFORMATION RELATING TO THE BOARD

OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held five regular and one special meeting during the fiscal year ended June 26, 2004. Each of the Company’s directors attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he was a member. In addition, the Company’s non-management directors met in executive session without management participation four times during fiscal 2004. A regular Board meeting is traditionally held immediately following the Annual Meeting but the Board does not have a policy requiring the attendance by the directors at the Annual Meeting. All of the directors attended the 2003 Annual Meeting, which was held on September 17, 2003.

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee. During fiscal 2004, there were six meetings of the Audit Committee, one meeting of the Compensation Committee, one meeting of the Corporate Governance and Nominating Committee, and no meetings of the Executive Committee.

During fiscal 2004, the members of the Audit Committee were Messrs. Kennedy, Hurley and Lawrence through May 2004, and upon the resignation of Mr. Hurley and subsequent election of Mr. Montgomery in May 2004, Messrs. Kennedy, Lawrence and Montgomery. In general, the Audit Committee recommends to the Board the independent auditors to be selected and confers with the Company’s independent auditors to review the audit scope, the Company’s internal controls, financial reporting issues, results of the audit and the range of non-audit services. See also “Relationship with Independent Accountants” below. The Board has adopted a written charter for the Audit Committee, which was attached as Annex A to the Company’s August 2003 Proxy Statement.

The members of the Compensation Committee during fiscal 2004 were Messrs. Kennedy, Hurley and Lawrence through May 2004, and Messrs. Kennedy, Piper and Lawrence after May 2004. The function of the Compensation Committee is to review the salaries of key management personnel and to set the Chief Executive Officer’s salary. The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s web site at www.starrett.com.

The members of the Corporate Governance and Nominating Committee during fiscal 2004 were Messrs. Kennedy, Lawrence, and until his resignation, Hurley. Each member of the Committee is independent, as defined by the New York Stock Exchange. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is posted on the Company’s web site at www.starrett.com. The Corporate Governance and Nominating Committee is responsible for recommending to the Board nominees for director and for the Company’s corporate governance practices. The Corporate Governance and Nominating Committee recommends to the Board individuals as director nominees who, in the opinion of the Committee, have high personal and professional integrity, have experience that is of particular relevance to the Company, have sufficient time available to devote to the affairs of the Company, and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of the stockholders.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating director candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, such as executive officers of public companies, considering proposals from a number of sources, such as the Board of Directors, management, employees, stockholders, industry contacts and outside search firms. The Committee has adopted a policy with respect to submission by stockholders of candidates for director nominees, which is available on the Company’s website at www.starrett.com. The Committee will consider up to two candidates each year recommended by stockholders under this policy. Any stockholder or group of stockholders (referred to in either case as a “Nominating Stockholder”) that, individually or as a group, have beneficially owned at least 5% of the Company’s voting power for at least one year prior to the date the Nominating Stockholder submits a candidate for nomination as a director may submit in writing one candidate to the Committee for consideration at each stockholder meeting at which directors are to be elected but not later than the 120th calendar day before the first anniversary of the date that the Company released its proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to The L.S. Starrett Company, Attention: Clerk, 121 Crescent Street, Athol, Massachusetts 01331. The recommendation must include specified information about and consents and agreements of the candidate. There are no differences in the manner in which the Committee evaluates candidates for directors whether an individual is recommended by a stockholder or otherwise. The Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources. In addition, stockholders may nominate individuals for election as a director at the Company’s next annual meeting in accordance with the procedures set forth in Section 3.11 of the Company’s By-laws.

Members of the Executive Committee during fiscal 2004 were Messrs. Starrett, Wellington and Kennedy. The Executive Committee may exercise most Board powers during the period between Board meetings.

During fiscal 2004, directors who were not employees of the Company received an annual retainer fee of $6,000 payable in quarterly installments and a fee of $700, plus expenses, for each Board and committee meeting that they attended. For fiscal 2005, the annual retainer fee for these directors will be $10,000 and the Board and committee meeting attendance fee will be $1,000. Only one meeting attendance fee is paid for attending two or more meetings on the same day. Non-employee directors may elect to defer part or all of their director’s fees in which event such deferred fees and interest thereon will generally be payable in five equal annual installments after they cease to be a director.

A. Audit Committee Report

The Audit Committee operates in accordance with a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. It is composed solely of members who are independent, as defined by the New York Stock Exchange. Further, Mr. Montgomery is (and Mr. Hurley while he served on the Committee was) an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee is chaired by Mr. Montgomery, who is a certified public accountant and has served as the Chief Financial Officer of a public company.

Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. We oversee the Company’s financial reporting process and internal controls on behalf of the Board of Directors. In this regard, the Audit Committee helps to ensure the independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to stockholders. Representatives of the Company’s independent auditors, Deloitte & Touche LLP, and financial management and other management personnel have unrestricted access to the Audit Committee.

For fiscal year 2004, management, Deloitte & Touche and the Audit Committee met six times, including quarterly meetings to discuss the Company’s quarterly earnings reports and financial statements prior to each public release of such reports or statements.

With respect to fiscal 2004, the Audit Committee met prior to the issuance of the Company’s Annual Report on Form 10-K, to:

•	review and discuss the audited financial statements with the Company’s management;

•	discuss with Deloitte & Touche, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	discuss with Deloitte & Touche its independence and receive from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 26, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee has considered and determined that the provision of the non-audit services provided by Deloitte & Touche is compatible with maintaining the auditor’s independence.

Audit Committee

Robert L. Montgomery, Jr., Chairman

Richard B. Kennedy

Ralph G. Lawrence

September 1, 2004

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

B. Audit Fees and Audit Committee Pre-Approval Policy

Audit Fees

The following table sets forth the estimated aggregate fees billed to the Company for the fiscal years ended June 26, 2004 and June 28, 2003, by the Company’s independent auditors, Deloitte & Touche:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees	$325,000	$285,000
Audit-Related Fees	15,000	15,000
Tax Fees	155,000	170,000
All Other Fees	20,000	–

Total Fees	$515,000	$470,000

“Audit Fees” were for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” were for assurance and related services that are reasonably related to the performance of the audit or review of Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plans audits and consultations concerning financial accounting and reporting matters not classified as audits.

“Tax Fees” were for professional services for federal, state and international tax compliance, tax advice and tax planning.

“All Other Fees” were for services other than the services reported above.

No fees were paid to Deloitte & Touche for financial information systems design or implementation services during fiscal 2003 or 2004.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, the Audit Committee has adopted a policy for the pre-approval of certain specified services which may be provided by the independent auditors. Under this policy, the Audit Committee has pre-approved the auditors’ engagement for the provision of certain services set forth in a detailed list subject to a specified dollar limit per service which range from $4,000 to $86,000, depending on the service. The services set forth in the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, the Audit

Committee is informed of the auditors’ provision, if any, of a pre-approved service on a periodic basis and the auditors report to the Audit Committee of the fees for any services performed under this pre-approval policy.

C. Compensation Committee Report

During fiscal 2004, the Compensation Committee of the Company was chaired by Richard B. Kennedy. The members of the Committee are Messrs. Kennedy, Lawrence and Piper. The Committee operates in accordance with the written charter adopted by the Board of Directors and reviewed annually by the Committee. We are responsible for reviewing and setting the compensation of the Company’s Chief Executive Officer and for recommending to the full Board of Directors the compensation for the Company’s other executive officers.

Setting compensation is not done by strict formula. It is a subjective judgment based on a number of factors as follows. We do not look at performance for just one year, but for a number of years, and consider the economic climate in all areas of the world where we operate. We look at how both stockholders and employees at all locations have fared during these periods. In particular, we look at measures affecting stockholders’ equity such as revenues and net profit margins, which are key indicators of stockholder value. We also consider stock price movement, bearing in mind that the stock market is generally short-term oriented and subject to pressures that are not under the control of executive officers.

Our executive officers do not have employment contracts, and compensation is primarily made up of basic salary and bonus. We make a judgment based on the above listed considerations and on compensation at companies of similar size and in similar fields, as shown by a national survey, The National Executive Compensation Survey. This comprehensive survey covers compensation for top executive positions for manufacturing organizations as measured by sales volume. We also draw on our knowledge of the market cost of any executive who might have to be replaced.

The variable pay for the executive officers who have Company-wide responsibility is the bonus plan. This plan is based upon the return on equity and the net margin on sales. No bonuses are awarded unless certain minimums are exceeded. The combined minimums for return on equity and net margin on sales were not achieved during fiscal 2004 and, as a result, there were no bonuses paid for the year. The Company has not paid a bonus to its executive officers under the bonus plan since fiscal 1999.

There are also long-term incentives for everyone in the Company, including the executive officers, to own Company stock. This is available by way of a 401(k) plan and stock purchase plans approved by stockholders. The Company does not have special perks for executives that are not available to everyone in the Company, and we maintain a common sense relationship between executive pays and average pays.

We have seen a gradual improvement in the financial performance of the Company throughout this fiscal year and over the last six months have seen revenues increase by 10%. While the Company experienced a net loss during this fiscal year of $2.4 million, $2.9 million was attributable to one-time charges relating to the government investigation of the Company’s CMM Division. As part of our compensation review, we strive to look beyond significant one-time charges, either favorable or unfavorable, to evaluate the performance of the core business during the year. This year the management team increased sales, reduced inventories, consolidated manufacturing locations, and overall generated $19 million in operating cash flow. During the year, the stock price stabilized relative to the volatility we experienced last year.

Given the above, it was our decision to look at the CEO and all the executives whose pays have been under a 10% salary reduction since February 2002. The decision to reduce pays at that time was a management recommendation, reflective of the downturn in the economy. Having most of the hourly workforce on a less than 40 hour workweek, management felt it unfair that the hourly people bear the burden of the economic decline by themselves. With the recent improvement in sales, factory hours have increased significantly, with many of the hourly workforce working overtime hours. Given the above, we deemed it appropriate to restore executives’ pays, including the CEO’s, and recommended to the Board that previously mentioned 10% salary reductions be reinstated and other minor adjustments be made to executive officers’ salaries. The aggregate of the restoration of pay and salary adjustments was $34,000. There were no bonuses awarded any executive officers during or related to this fiscal year.

Compensation Committee

Richard B. Kennedy, Chairman

Ralph G. Lawrence

Terry A. Piper

September 1, 2004

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, decisions with respect to the compensation of the Company’s executive officers were made by, or upon the recommendation of, the Compensation Committee. During fiscal year 2004, the Compensation Committee consisted of independent directors, as defined by the New York Stock Exchange rules. No member of the Compensation Committee was an officer of the Company nor is any officer of the Company a member of the compensation committee (or similar body) for any employer of the Company’s Compensation Committee members.

D. Remuneration

The following table sets forth on an accrual basis the annual and long-term compensation for the last three fiscal years with respect to the executive officers of the Company:

		Annual Compensation ($)		Long-Term Compensation
Name and Position	Fiscal Year	Salary	Bonus/ Profit Sharing	Options		All Other Compensation ($) (1)
Douglas A. Starrett President and Chief Executive Officer	2002 2003 2004	245,960 270,000 270,000	— — —	800 1,000 300		4,097 3,611 4,000

Anthony M. Aspin Vice President Sales	2002 2003 2004	120,000 120,000 120,000	— — —	— 567 —		419 800 2,000

Stephen F. Walsh Vice President Operations	2003 2004	135,000 135,000	— —	1,295 1,307		600 2,250

George B. Webber Vice President Webber Gage Division	2002 2003 2004	106,046 99,000 99,000	— — —	— 1,000 728		1,757 1,644 1,650

Roger U. Wellington, Jr. Vice President, Treasurer and CFO	2002 2003 2004	167,500 162,000 162,000	— — —	— 5,902 —	(2)	1,692 1,078 2,700

(1)	Consists of the market value of the one-third matching shares allocated under the Company’s 401(k) Savings Plan.
(2)	Does not include an option for 4,261 shares of Class B stock under the 2002 Employees’ Stock Purchase Plan in December 2002 which Mr. Wellington cancelled prior to the granting of the option for 5,902 shares of Class B stock under the plan.

E. Retirement Plan

The Company’s Retirement Plan covers all domestic employees who have at least one year of service and have attained age 21. Benefits under the Retirement Plan are determined by reducing a formula amount calculated under the Retirement Plan by 90% of the annuity value of the employee’s vested account balance, if any, under The L.S. Starrett Company Employee Stock Ownership Plan (the “ESOP”). See “Employee Stock Savings and Ownership Plans” below. At no time will the benefit of any participant under the Retirement Plan be less than such participant’s benefits, if any, under the Retirement Plan before establishment of the ESOP. The formula amount calculated under the Retirement Plan is based on the sum of 1.25% of the employee’s average base salary up to the employee’s Social Security covered compensation plus 1.70% of the employee’s average base salary over covered compensation, times the number of years of credited service up to but not exceeding 35 years. An employee’s average base salary is his average base salary for the five consecutive highest paid of his last ten years of employment.

A special benefit formula applies under the Retirement Plan for eligible employees of the Company’s Evans Rule subsidiary. Under this special formula, participants earn credits to an account equal to 4% per month of monthly compensation (as determined under the Retirement Plan) up to $1,000 and 8% of any additional monthly compensation, plus interest credits as determined under the Retirement Plan. The benefit payable under this special formula is payable as an annuity that is the actuarial equivalent (as determined under the Retirement Plan) of the vested account balance, or as a lump sum. In general, the special benefit formula, when it applies, is in lieu of the general Retirement Plan benefit formula and is not subject to any offset for benefits earned under the ESOP.

Pursuant to provisions of the Internal Revenue Code of 1986, as amended, in general, annual compensation that may be taken into account in computing a participant’s benefit under the Retirement Plan is limited (to $205,000 for the plan year beginning on July 1, 2004) and annual annuity benefits may not exceed a specified dollar limit (currently $165,000). The Company has established a Supplemental Executive Retirement Plan (“SERP”) to provide on an unfunded basis out of the general assets of the Company benefits earned under the Retirement Plan formula that are in excess of Internal Revenue Code limits. At June 26, 2004, under the Retirement Plan and SERP the credited years of service of certain executive officers of the Company and their credited salaries as of such date were as follows: George B. Webber—35 years, $110,000; Douglas A. Starrett—26½ years, $300,000; Roger U. Wellington, Jr.—18½ years, $180,000; Anthony M. Aspin—12½ years, $120,000; and Stephen F. Walsh—1½ years, $150,000.

The following table sets forth estimates of the pre-offset formula benefit amount for employees in various salary and years-of-service categories, calculated as a benefit payable as if an employee retired in 2004 at age 65. In the case of any employee with a vested account balance under the ESOP, the formula benefit amount under the Retirement Plan would be subject to offset by 90% of the annuity value of the ESOP vested account balance, but no deduction would be made for Social Security benefits or other offset amounts.

PENSION PLAN TABLE

	Years of Credited Services
Average Annual Earnings	15	20	25	30	35
$100,000	$22,531	$ 30,041	$ 37,551	$ 45,061	$ 52,571
125,000	28,906	38,541	48,176	57,811	67,446
150,000	35,281	47,041	58,801	70,561	82,321
175,000	41,656	55,541	69,426	83,311	97,196
200,000	48,031	64,041	80,051	96,061	112,071
225,000	54,406	72,541	90,676	108,811	126,946
250,000	60,781	81,041	101,301	121,561	141,821
275,000	67,156	89,541	111,926	134,311	156,696
300,000	73,531	98,041	122,551	147,061	171,571
325,000	79,906	106,541	133,176	159,811	186,446
350,000	86,281	115,041	143,801	172,561	201,321
375,000	92,656	123,541	154,426	185,311	216,196

F. Employee Stock Ownership and 401(k) Savings Plans

The Company maintains for its domestic employees the ESOP, established in 1984, and a 401(k) Savings Plan, which was established in 1986. Both plans are designed to supplement retirement benefits provided under the Company’s Retirement Plan and to enable employees to share in the growth of the Company.

All of the shares of Common Stock in the ESOP have been allocated to participant accounts. Employees who retire, die, or otherwise terminate employment will be entitled to receive their account balance, if any, under the ESOP, which will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. An amount equal to 90% of an employee’s ESOP account balance, if any, expressed in annuity form, will be used to offset the employee’s benefit under the Retirement Plan. See “Retirement Plan” above.

The 401(k) Savings Plan is a savings and salary deferral plan that is intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. To be a participant in the 401(k) Savings Plan (a “Participant”) an eligible employee must have completed six months of service and be at least 18 years old. Participants may authorize deferral of a percentage of their compensation through payroll deductions, subject to any limitations imposed by the 401(k) Savings Plan administrator, which the Company will contribute to a trust fund established for the 401(k) Savings Plan (the “401(k) Trust”).

The Company contributes to the 401(k) Savings Plan for the benefit of each Participant a matching contribution equal to one-third of the first 5% of the Participant’s compensation (as determined under the 401(k) Savings Plan) that the Participant contributes as a salary deferral for each month. The Company may prospectively increase or decrease the matching contribution formula. Under current vesting rules, matching contributions vest after three years of service (as determined under the 401(k) Savings Plan) and salary deferral contributions vest immediately.

Participants are not subject to Federal or state income tax on salary deferral contributions or on Company matching contributions or the earnings thereon until such amounts are withdrawn from the 401(k) Savings Plan. Matching contributions to the 401(k) Savings Plan are required to be invested in the Company stock fund until the Participant has attained age 59½. Other Plan accounts, including salary deferral contributions, held for the benefit of the Participant are diversifiable.

Assets of the Plan, including Company stock, are held in trust. Company stock is held in a unitized fund that includes both Company stock and cash. Circle Trust Company is the trustee of the 401(k) Trust.

Diversifiable portions of a Participant’s accounts may be invested (along with any earnings) as the Participant directs in one or more of the investments made available by the Plan administrator, including the Company stock fund. Withdrawals from the 401(k) Savings Plan may only be made upon termination of employment, attainment of age 59½ or in connection with certain provisions of the Plan that permit hardship withdrawals. The 401(k) Savings Plan also permits loans to Participants.

For the last three fiscal years ended June 26, 2004, Company matching contributions for all executive officers of the Company as a group were $32,918 and for all employees of the Company as a group were $828,131.

G. Stock Option and Purchase Plans

The Company currently has in effect for the benefit of eligible employees the 2002 Employees’ Stock Purchase Plan (the “2002 Plan”) to provide a convenient means for these employees to acquire an interest in the future of the Company by purchasing up to 800,000 shares of Common Stock. At June 26, 2004, there were 1,082 employees eligible to participate in the 2002 Plan. The 2002 Plan was approved by stockholders at the Company’s 2002 Annual Meeting. The option price to purchase shares of the Company’s Common Stock is the lower of 85% of the market price on the date of grant or 85% of the market price on the date of exercise (two years from the date of grant).

The Company also sells treasury shares to employees under an Employees’ Stock Purchase Plan adopted in 1952 (the “1952 Plan”). The Company, from time to time, purchases these shares in the open market to be held in treasury. The Company pays brokerage and other expenses incidental to purchases and sales under the 1952 Plan and employees may authorize regular payroll deductions for purchases of shares.

The following table sets forth information regarding options for shares of the Company’s Common Stock under the terms of the Company’s stock option and purchase plans for the executive officers of the Company:

OPTION GRANTS IN LAST FISCAL YEAR

	Class of Stock and Number of Options Granted	As % of Total Employee Grants	Price ($) at Grant Date	Exercise Price ($) (1)	Expiration Date	Grant Date Value ($) (2)
Douglas A. Starrett	200 Class B	1.1	14.20	12.07	11/10/05	600
	100 Class B	0.5	15.50	13.18	6/7/06	300

Anthony M. Aspin	–	–	–	–	–	–

Stephen F. Walsh	397 Class B	2.2	14.20	12.07	11/10/05	1,200
	910 Class B	4.8	15.50	13.18	6/7/06	3,200

George B. Webber	728 Class B	3.8	15.50	13.18	6/7/06	2,500

Roger U. Wellington, Jr.	–	–	–	–	–	–

(1)	Exercise price represents 85% of market price on dates of grant. Exercise price will be 85% of market price on date of exercise, if lower.
(2)	Based on the Black-Scholes option pricing model (assuming volatility of 21% and interest at 1.5% to 2.25%).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END VALUES

	Number of Shares Acquired	Value ($) Realized	Number of Unexercised Options at Fiscal Year End (None Exercisable)	Value ($) of Unexercised In-The-Money Options at Fiscal Year End (None Exercisable)
Douglas A. Starrett	800	1,820	1,300	3,928
Anthony M. Aspin	–	–	–	–
Stephen F. Walsh	–	–	2,602	6,338
George B. Webber	–	–	1,728	2,747
Roger U. Wellington, Jr.	–	–	5,902	29,510

H. Stock Performance Graph

The following graph sets forth information comparing the cumulative total return to holders of the Company’s Common Stock over the last five fiscal years with (1) the cumulative total return of the Russell 2000 Index (“Russell 2000”) and (2) the two peer group indexes ( the “Prior Peer Group” and the “New Peer Group”) reflecting the cumulative total returns of certain small cap manufacturing companies as described below. The Company’s previous peer group, the Prior Peer Group, consisted of: Badger Meter, Inc., Brown & Sharpe Manufacturing Co., Chicago Rivet & Machine Co., Clarcor Inc., Devlieg-Bullard, Inc., The Eastern Company, Essef Corp., Federal Screw Works, Gleason Corp., Regal-Beloit Corp., Tennant Co. and WD-40 Co. Because several companies in the Prior Peer Group are no longer trading and one company, Clarcor Inc., has become too dominant of a member of the peer group, the Company has adopted a new peer group, the New Peer Group, that consists of all of the companies in the Old Peer Group except for Clarcor that are currently publically traded plus the following other small cap manufacturing companies: Baldor Electric Co., Cuno Inc., Esco Technologies Inc., National Presto Industries, Inc., Park-Ohio Holdings Corp., Penn Engineering & Manufacturing Corp., and Tecumseh Products Co. Total returns of Essef Corp. (included for 2001), Gleason Corp. (included for 2001), Brown & Sharpe Manufacturing Co. (included for 2000-2001), and Devlieg-Bullard, Inc. (included for 2000) are not included in the New Peer Group at all since these companies are no longer actively trading either because of acquisition or bankruptcy. The largest member of the New Peer Group accounts for 16% of the group’s total return.

I. Security Ownership of Certain Owners and Management

1.    Security Ownership of Management

The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Common Stock as of July 23, 2004 by the Directors, the Executive Officers and all Directors and Executive Officers.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Douglas A. Starrett(2)	Class A	24,257	*
	Class B	63,266	5.1

Anthony M. Aspin(3)	Class A	3,485	*
	Class B	375	*

Stephen F. Walsh(4)	Class A	1,691	*
	Class B	6	*

George B. Webber(5)	Class A	72,500	1.3
	Class B	80,210	6.5

Roger U. Wellington, Jr.(6)	Class A	10,723	*
	Class B	1,843	*

Antony McLaughlin	Class A	–	–
	Class B	–	–

Richard B. Kennedy(7)	Class A	125	*
	Class B	–	–

Ralph G. Lawrence	Class A	–	–
	Class B	–	–

Robert L. Montgomery, Jr.	Class A	–	–
	Class B	–	–

Terry A. Piper	Class A	200	*
	Class B	–	–

All Directors and Executive Officers (as a Group 10 persons)	Class A	112,981	2.1
	Class B	145,700	11.9

*	Less than one percent (1%)
(1)	Shares are held with sole voting and investment power except as indicated below.
(2)	Includes 6,550 Class A and 21,466 Class B shares held with shared voting and investment power and 12,558 Class A and 1,746 Class B shares held with sole voting power only. Does not include shares of Common Stock held by Mr. Starrett as Trustee under the ESOP except for 3,435 Class A and 1,545 Class B shares allocated to Mr. Starrett’s ESOP account. See Note 5 under “2. Security Ownership of Certain Beneficial Owners” below.
(3)	Includes 18 Class A shares with shared voting and investment power and 3,467 Class A and 375 Class B shares with sole voting power only.
(4)	Includes 1,000 Class A shares held with shared voting and investment power and 291 Class A shares and 6 Class B shares with sole voting power only.
(5)	Includes 3,981 Class A and 2,152 Class B shares held with sole voting power only. Mr. Webber retired as a Director in December 2003.
(6)	Includes 3,819 Class A shares held with shared voting and investment power and 6,543 Class A and 1,666 Class B shares held with sole voting power only. Does not include shares of Common

Stock held by Mr. Wellington as Trustee under the ESOP except for 3,551 Class A and 1,600 Class B shares allocated to Mr. Wellington’s ESOP account. See Note 5 under “2. Security Ownership of Certain Beneficial Owners” below.

(7)	Shares are held with shared voting and investment power.

2.    Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes sets forth the persons or groups known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock as of July 23, 2004.

Name and Address of Beneficial Owners	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership	Percent of Class
Private Capital Management, L.P.(1) 3003 Tamiami Trail North Naples, FL 34103	Class A Class B	878,044 –	16.3 –

Brandes Investment Partners, LLC(2) 11988 El Camino Real, Suite 500 San Diego, CA 92130	Class A Class B	313,785 –	5.8 –

Circle Trust Company(3) One State Place Stamford, CT 06902	Class A Class B	623,896 13,770	11.5 1.1

Harold J. Bacon, Douglas A. Starrett and Roger U. Wellington, Jr., as Trustees under The L.S. Starrett Company’s Employees Stock Ownership Plan(4) c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331	Class A Class B	570,819 260,886	10.5 21.2

Douglas A. Starrett(5) c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331	Class A Class B	24,257 63,266	* 5.1

George B. Webber(6) c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331	Class A Class B	72,500 80,210	1.3 6.5

*	Less than one percent (1%)
(1)

Share information is based upon information set forth in the Schedule 13F for the Quarter ended March 31, 2004 filed by Private Capital Management, L.P. (“Private Capital”) with the Securities and Exchange Commission (“SEC”) on May 14, 2004. Bruce S. Sherman is the CEO of Private Capital and Gregg J. Powers is the President of Private Capital. In these capacities, Messrs.

Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by Private Capital’s clients and managed by Private Capital. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by Private Capital’s clients and disclaim the existence of a group.

(2)	Share information is based upon information set forth in the Schedule 13F for the Quarter ended March 31, 2004 filed by Brandes Investments Partners LLC with the SEC on May 17, 2004. Shares are held with sole voting and dispositive power.
(3)	Circle Trust Company acts as Trustee of the Company’s 401(k) Savings Plan and in that capacity shares voting power with respect to the shares of Common Stock with and subject to direction from participants in the 401(k) Savings Plan. Circle Trust Company disclaims beneficial ownership as to all of the shares in the 401(k) Savings Plan.
(4)	Harold J. Bacon, Douglas A. Starrett and Roger U. Wellington, Jr. in their capacity as Trustees under the ESOP (the “ESOP Trustees”) hold the shares with sole dispositive power subject to the terms of the ESOP. The ESOP Trustees disclaim beneficial ownership of the ESOP shares except with respect to their own vested shares in the ESOP.
(5)	See Note 2 under “1. Security Ownership of Management” above.
(6)	See Note 5 under “1. Security Ownership of Management” above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10% of any class of equity securities of the Company registered under the Exchange Act to file with the Securities and Exchange Commission, the New York Stock Exchange and the Company initial reports of ownership and reports of changes in ownership of such securities. Based on information provided to the Company by the individual officers and directors, the Company believes that all such reports were timely filed in fiscal 2004 by such directors and officers.

II. RELATIONSHIP WITH INDEPENDENT AUDITORS

During the year ended June 26, 2004, Deloitte & Touche was engaged to perform the annual audit. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so; they will be available to respond to appropriate questions.

The Company presently expects to engage Deloitte & Touche as auditors for the 2005 fiscal year, but the selection will not be made until the October 2004 meeting of the Company’s Board of Directors.

III. GENERAL

A. Solicitation and Voting

In case any person or persons named herein for election as a director should not be available for election at the Annual Meeting, proxies in the enclosed form (in the absence of express contrary instructions) may be voted for a substitute or substitutes as well as for other persons named herein.

As of the date of this statement, Management knows of no business that will be presented to the Annual Meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last meeting of stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.

As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies in the attached form that do not contain specific instructions to the contrary will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone or telegram. The Company will, on request, reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. A proxy that is executed but that does not specify a vote for, against or in abstention will be voted in accordance with the recommendation of the Board of Directors contained herein.

Consistent with Massachusetts law and under the Company’s by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election tellers for the Annual Meeting. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. Should any of the nominees not remain a candidate at the end of the Annual Meeting (a situation which is not expected), proxies solicited hereunder will be voted in favor of those who remain as candidates and may be voted for substitute nominees, unless the Board determines to reduce the number of directors.

The election tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted in favor of or against, and will have no other effect on the election of directors (Section I).

B. Stockholder Communication with the Board of Directors.

Stockholders can communicate directly with the Board of Directors by writing to: Board of Directors, c/o Clerk, The L.S. Starrett Company, 121 Crescent Street, Athol, Massachusetts 01331. The Clerk will forward such communications to the Board at, or prior to, the next meeting of the Board.

Stockholders wishing to communicate only with the Company’s independent directors (i.e., non-management directors) can address their communications to “Independent Directors, c/o Corporate Governance and Nominating Committee” at the same address as above. These communications will be handled by the chair of the Corporate Governance and Nominating Committee and forwarded to the independent directors at or prior to the next meeting of the independent directors. The Board of Directors, or the independent directors will determine, in such group’s sole discretion, the method by which any such communications will be reviewed and considered.

Communications to the Board of Directors (including to the independent directors) should not exceed 200 words in length, excluding the information required to accompany the communication. All such communications must be accompanied by the following information: (i) a statement of the type and amount of the securities of the Company that the person holds; and (ii) the address, telephone number and e-mail address, if any, of the person submitting the communication.

C. Corporate Governance

The Company’s Corporate Governance Policy, and its Policy on Business Conduct and Ethics (“Ethics Policy”) for all directors, officers and employees of the Company, including executive officers, as well as any waivers under the Ethics Policy granted to directors and executive officers, are available on the Company’s website at www.starrett.com. Stockholders may also obtain free of charge printed copies of these policies as well as the committee charters for the Company’s Board of Directors by writing to the Clerk of the Company at the Company’s headquarters.

D. Submission of Stockholder Proposals

Stockholder proposals for inclusion in the Company’s proxy statement for its 2005 Annual Meeting under the SEC’s rules must be received by the Company no later than May 13, 2005.

Under the Company’s By-laws, stockholders who wish to make a proposal at the 2005 Annual Meeting, other than one that will be included in the Company’s proxy statement, must notify the Company not less than 120 days nor more than 150 days prior to the meeting; provided that in the event that less than 130 days’ notice or prior public disclosure of the date of meeting is given or made to stockholders, the notice must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made. If a stockholder who wishes to present a proposal fails to notify the Company in accordance with the procedure set forth in the Company’s By-laws, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

E. Additional Information

The Company’s website is www.starrett.com. The Company makes available through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act.

IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED ENVELOPE ADDRESSED TO MELLON INVESTOR SERVICES LLC, THE COMPANY’S TRANSFER AGENT, OR TO VOTE BY TELEPHONE OR OVER THE INTERNET AS PROVIDED ON THE ENCLOSED INSTRUCTIONS. Stockholders who execute proxies, but attend the Annual Meeting in person, may withdraw their proxies and vote directly if they prefer or may allow their proxies to be voted with the similar proxies sent in by other stockholders. The Company’s transfer agent will assist the Company in tabulating the stockholder vote.

September 10, 2004

The Shares represented hereby will be voted as directed herein but, if no direction is indicated hereon, they will be voted FOR or, where applicable, in accordance with the terms of the trusts.	Mark Here if you have made an Address	☐
Change or Comments on the Reverse Side

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING

PROPOSAL AS SET FORTH IN THE PROXY STATEMENT:

1. ELECTION OF DIRECTORS:			This instrument delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this instrument.
	FOR ALL (except as marked to the contrary)	WITHHELD FOR ALL
NOMINEES: Class A Stockholders:
(01) Richard B. Kennedy	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUMENT PROMPTLY IN THE ENCLOSED ENVELOPE
Class A and B Stockholders: (02) Terry A. Piper
For all nominees except as noted on line above			☐ I PLAN TO ATTEND THE MEETING

Signature	Date	Signature	Date

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign corporate name in full by authorized officer.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/scx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

THE L.S. STARRETT COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE L.S. STARRETT

COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 13, 2004

The undersigned hereby (i) constitutes and appoints, and (ii) where this proxy solicitation relates to shares allocated to the undersigned under the Employee Stock Ownership Plan, instructs Douglas A. Starrett, Roger U. Wellington, Jr. and Harold J. Bacon, and each of them, as trustees under the Employee Stock Ownership Plan, to constitute and appoint, and (iii) where this proxy solicitation relates to shares allocated to the undersigned with respect to his or her interest in the Common Stock fund (also known as the Starrett Stock Fund) under the 401(k) Stock Savings Plan, instructs Circle Trust Company as trustee under the 401(k) Stock Savings Plan to constitute and appoint, Douglas A. Starrett, Roger U. Wellington, Jr. and Richard B. Kennedy, and each of them, as attorneys and proxies, with full power of substitution, to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of The L.S. Starrett Company (the “Company”) to be held on the 13th day of October, 2004 at 2:00 p.m. at the office of the Company in Athol, Massachusetts, and any adjournment thereof, upon and in respect of all of the shares of the Class A and Class B Common Stock of the Company as to which the undersigned may be entitled to vote or act, or as to which the undersigned may be entitled to provide instructions under the Employee Stock Ownership Plan or the 401(k) Stock Savings Plan, with all the powers the undersigned would possess if personally present, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in the Proxy. The undersigned hereby revokes any proxy previously granted to vote the same shares of stock for said meeting.

SEE REVERSE SIDE	(Continued and to be marked, dated and signed, on the other side)	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

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